TIDAL COMMODITIES TRUST I S-4

Exhibit 8.1

October 30, 2023

Teucrium Commodity Trust

Three Main Street, Suite 215

Burlington, Vermont 05401

Tidal Commodities Trust I

234 West Florida Street

Milwaukee, WI 53204

Re:	Partnership Merger to Combine Series of Two Delaware Statutory Trusts

Ladies and Gentlemen:

Tidal Commodities Trust I (the “Acquiring Trust”), a Delaware statutory trust, on behalf of its series, Hashdex Bitcoin Futures ETF (the “Acquiring Fund”), and Teucrium Commodity Trust (the “Target Trust”), a Delaware statutory trust, on behalf of its series, Hashdex Bitcoin Futures ETF (the “Target Fund”), has requested our opinion as to certain federal income tax consequences of transactions (the “Merger”) in which the Acquiring Fund will acquire substantially all of the assets of the Target Fund in exchange solely for shares of beneficial interest in the Acquiring Fund (“Acquiring Fund Shares”), and the assumption by the Acquiring Fund of liabilities of the Target Fund, pursuant to an Agreement and Plan of Partnership Merger and Liquidation (“Agreement”) entered into by Acquiring Trust, on behalf of the Acquiring Fund, and Target Trust, on behalf of the Target Fund, on October 30, 2023.1  .2

In rendering this opinion, we have examined (1) the Agreement, (2) the Combined Information Statement/Prospectus dated October 30, 2023, regarding the Merger, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification (with your permission), on the representations and warranties set forth in the Agreement and on the statements and representations of officers and other representatives of the Acquiring Fund and the Target Fund (collectively, “Representations”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and at the Closing Date (as defined in the Agreement) will be, correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Merger.

1     Each of the Target Fund and Acquiring Fund is sometimes referred to herein as a “Fund,” and each of Acquiring Trust and Target Trust is sometimes referred to herein as a “Trust.”

2     All “section” references are to the Internal Revenue Code of 1986, as amended (“Code”), unless otherwise noted, and all “Treas. Reg. §” references are to the regulations under the Code (“Regulations”).

K&L Gates LLP

One Congress Street  Boston MA  02114

T +1 617 261 3100  F +1 617 261 3175  klgates.com

October 30, 2023

OPINION

Based solely on the Documents and Representations, and conditioned on (i) those Representations’ being true on the closing date of the Merger and (ii) the Merger’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Merger is as follows.

1.            No gain or loss will be recognized by the Acquired Fund or its shareholders upon the transfer of all Acquired Fund assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund, or upon the distribution of the Acquiring Fund Shares to the shareholders of the Acquired Fund, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

2.            The tax basis in the hands of the Acquiring Fund of each asset transferred from the Acquired Fund to the Acquiring Fund in the Merger will be the same as the tax basis of such asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer.

3.            The holding period in the hands of the Acquiring Fund of each asset transferred from the Acquired Fund to the Acquiring Fund in the Merger, other than assets with respect to which gain or loss is required to be recognized, will include the Acquired Fund’s holding period for such asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

October 30, 2023

4.            No gain or loss will be recognized by the Acquiring Fund upon its receipt of all the assets of the Acquired Fund solely in exchange for the Acquiring Fund shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund as part of the Merger.

5.            No gain or loss will be recognized by the Acquired Fund shareholders upon the exchange of their Acquired Fund shares for Acquiring Fund shares as part of the Merger.

6.            The aggregate tax basis of the shares of the Acquiring Fund that each shareholder of the Acquired Fund receives in the Merger will be the same as the aggregate tax basis of the Acquired Fund shares exchanged therefor.

7.            Each Acquired Fund shareholder’s holding period for the Acquiring Fund shares received in the Merger will include the Acquired Fund shareholder’s holding period for the Acquired Fund shares exchanged therefor, provided that the Acquired Fund shareholder held such Acquired Fund shares as capital assets on the date of the exchange.

8.            The taxable year of the Acquired Fund will not end as a result of the Merger.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of a Merger on either Fund participating therein or any Shareholder with respect to any asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes on the termination or transfer thereof under a mark-to-market system of accounting.

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

October 30, 2023

Our opinion addresses only the specific federal income tax consequences of the Merger set forth above and does not address any other federal, or any state, local, or foreign tax consequences of the Merger or any other action (including any taken in connection therewith). Our opinion also applies only if each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if any Fund is insolvent. Finally, our opinion is solely for the information and use of the addressees and their shareholders and may not be relied on for any purpose by any other person without our express written consent.

Very truly yours,